SUBSCRIPTION AGREEMENT



Kirr, Marbach Partners Funds, Inc.
621 Washington Street
Columbus, Indiana  47201

Gentlemen:

     The undersigned purchaser (the "Purchaser") hereby subscribes to the number of shares (the "Shares") of common stock of Kirr, Marbach Partners Funds, Inc. (the
"Company") as follows:

                                                   Aggregate
    Series         Number of      Per Share     Purchase Price
                    Shares          Price

 Kirr, Marbach
 Partners Value   $ 10,000           $10          $ 100,000
 Fund

     It is understood that a certificate representing the Shares shall not be issued to the undersigned, but such ownership shall be recorded on the books and records of the Company's transfer agent.
Notwithstanding the fact that a certificate representing ownership will not be issued, the Shares will be deemed fully paid and nonassessable.

     The Purchaser agrees that the Shares are being purchased for investment with no present intention to resell or redeem the Shares.


     Dated and effective as of the 7th day of December, 1998.


                             Purchaser:
                             KIRR, MARBACH & COMPANY, LLC


                             /s/ David M. Kirr

                             By:  David M. Kirr, President



                      ACCEPTANCE


     The foregoing subscription is hereby accepted.


     Dated and effective as of the 7th day of December, 1998.


                          KIRR, MARBACH PARTNERS FUNDS, INC.



                          /s/ Mark D. Foster

                          By:  Mark D. Foster, President